NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.facebook.com/ford www.medium.com/@ford www.twitter.com/ford www.instagram.com/ford Ford Motor Company Announces Pricing of $2.0 Billion Convertible Notes Offering DEARBORN, Mich., March 17, 2021 – Ford Motor Company today announced the pricing of $2.0 billion aggregate principal amount of 0% convertible senior notes due 2026 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Ford also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $300.0 million aggregate principal amount of the notes, solely to cover over- allotments, if any. The sale of the notes to the initial purchasers is expected to close on March 19, 2021, subject to customary closing conditions, and is expected to result in approximately $1.971 billion in net proceeds to Ford after deducting the initial purchasers’ discount and estimated offering expenses payable by Ford (assuming no exercise of the initial purchasers' over-allotment option). The notes will be unsecured, senior obligations of Ford. The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on March 15, 2026, unless earlier repurchased, redeemed or converted. Ford may not redeem the notes prior to March 20, 2024. Ford may redeem for cash all or any portion of the notes, at its option, on or after March 20, 2024, if the last reported sale price of Ford’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on and including the trading day preceding the date on which Ford provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date. The initial conversion rate for the notes is 57.1886 shares of Ford’s common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $17.49 per share). Prior to the close of business on the business day immediately preceding Dec. 15, 2025, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods as set forth in the indenture for the notes. Thereafter, until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash up to the aggregate principal amount of the notes to be converted and cash, shares of Ford’s common stock or a combination thereof, at Ford’s election, in respect of the remainder, if any, of Ford’s conversion obligation in excess of the aggregate principal amount of the notes being converted. The last reported sale price of the Ford’s common stock on March 16, 2021, was $12.49 per share. Ford intends to use the net proceeds from this offering for general corporate purposes, including the potential repayment of debt.

2 For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. The notes are only being offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to purchase the notes or the shares of Ford’s common stock issuable upon conversion of the notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. # # # About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford trucks, utility vehicles, and cars – increasingly including electrified versions – and Lincoln luxury vehicles; provides financial services through Ford Motor Credit Company; and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected vehicle services. Ford employs approximately 186,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit corporate.ford.com. Contacts: Fixed Income Media T.R. Reid Equity Investment Community Lynn Antipas Tyson Investment Community Karen Rocoff Shareholder Inquiries 1.800.555.5259 or 1.313.319.6683 1.914.485.1150 1.313.621.0965 1.313.845.8540 treid22@ford.com ltyson4@ford.com krocoff@ford.com stockinf@ford.com